EXHIBIT 99.1

SJW CORP. ANNOUNCES 2014 ANNUAL AND
FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 19, 2015 – SJW Corp. (NYSE: SJW) today reported operating revenue for the year ended December 31, 2014 of $319.7 million versus $276.9 million for the year ended December 31, 2013, an increase of $42.8 million. The increase was attributable to $46.5 million in true-up revenue recognized as a part of the 2012 California General Rate Case decision, $20.2 million in cumulative rate increases, $1.8 million in revenue from new customers, and $1 million due to the Texas general rate case refund in the prior year. These increases were offset by a decrease of $17.9 million in lower customer water usage and a $9.6 million decrease in certain balancing and memorandum accounts. The Company also earned $800,000 in higher revenue from real estate operations.

Water production expenses for the year ended December 31, 2014 were $122.8 million compared to $120.8 million in 2013, an increase of $2 million. The increase in water production expenses was attributable to $8.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $4.9 million in higher expenses due to a decrease in the availability of surface water supply. These increases were partially offset by $11.4 million in lower customer water usage. Operating expenses, excluding water production expenses increased to $104.0 million from $102.6 million. The $1.4 million increase was due to $2.9 million of higher depreciation expense, $900,000 in higher maintenance expenses, and $800,000 in higher taxes other than income taxes, partially offset by $3.2 million in lower administrative and general expenses.

Other expense and income in 2014 included a pre-tax gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and sales of real estate investment properties in Texas and California of approximately $300,000 each compared to a pre-tax gain on the sale of real estate investment property in Connecticut of approximately $1.1 million in 2013.

The effective consolidated income tax rates were 33% and 39% for the years ended December 31, 2014 and 2013, respectively. The change in the effective consolidated income tax rate was primarily due to a state income tax benefit of $5.1 million related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations and a credit of $880,000 related to State of California enterprise zone sales and use tax credits.

Net income was $51.8 million for the year ended December 31, 2014, compared to $22.4 million for the same period in 2013. Diluted earnings per share were $2.54 for the year ended December 31, 2014, compared to $1.12 per diluted share for the same period in 2013.

Fourth Quarter Financial Results

Operating revenue for the fourth quarter ended December 31, 2014 was $69.3 million versus $67.3 million for the same period in 2013, an increase of $2 million. The increase was attributable to $10.2 million in cumulative rate increases and $500,000 in revenue from new customers, offset by $7.2 million in lower customer water usage, and a net decrease in certain balancing and memorandum accounts and the Texas general rate case refund of $900,000. In addition, the Company earned $600,000 less from real estate operations.

Water production expenses for the fourth quarter of 2014 were $26.7 million compared to $29.7 million in 2013, a decrease of $3 million. The decrease in water production expenses was attributable to $5.2 million in lower customer water usage, offset by $1.9 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $300,000 in higher expenses due to a decrease in the availability of surface water supply. Operating expenses, excluding water production expenses, increased $700,000 to $27.0 million from $26.3 million. The increase was due to $800,000 of higher depreciation expenses and $300,000 in higher taxes other than income taxes, partially offset by $400,000 of lower administrative and general expenses.

The effective consolidated income tax rates were 50% and 32% for the quarter ended December 31, 2014 and 2013, respectively. Income tax expense for the quarter ended December 31, 2014 included a reduction in the state income tax benefit of $500,000 related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations and an increase in income tax expense related to fixed assets of $500,000. Income tax expense for the quarter ended December 31, 2013 included the release of a $500,000 tax contingency reserve.

Net income was $5.7 million for the fourth quarter ended December 31, 2014, compared to $4.7 million in 2013. Diluted earnings per share were $0.28 in the quarter ended December 31, 2014, compared to $0.23 per diluted share for the same period in 2013.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
OPERATING REVENUE	$69,286	67,262	$319,668	276,869
OPERATING EXPENSE:
Production Expenses:
Purchased water	9,992	13,700	47,280	63,225
Power	2,300	1,883	9,865	7,619
Groundwater extraction charges	11,428	10,670	53,678	37,927
Other production expenses	2,993	3,398	11,929	12,073
Total production expenses	26,713	29,651	122,752	120,844
Administrative and general	11,039	11,429	40,573	43,714
Maintenance	3,652	3,590	14,474	13,548
Property taxes and other non-income taxes	2,835	2,548	11,086	10,317
Depreciation and amortization	9,458	8,693	37,905	35,039
Total operating expense	53,697	55,911	226,790	223,462
OPERATING INCOME	15,589	11,351	92,878	53,407
OTHER (EXPENSE) INCOME:
Interest expense	(5,567)	(4,935)	(20,788)	(19,922)
Gain on sale of California Water Service Group stock	—	—	2,017	—
Other, net	1,253	472	2,670	3,034
Income before income taxes	11,275	6,888	76,777	36,519
Provision for income taxes	5,587	2,211	24,971	14,135
NET INCOME	5,688	4,677	51,806	22,384
Other comprehensive income, net	333	627	301	1,077
Reclassification adjustment for gain realized on sale of investments, net	—	—	(1,171)	—
COMPREHENSIVE INCOME	$6,021	5,304	$50,936	23,461

EARNINGS PER SHARE
Basic	$0.28	0.23	$2.56	1.13
Diluted	$0.28	0.23	$2.54	1.12
DIVIDENDS PER SHARE	$0.19	0.18	$0.75	0.73
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,268	20,164	20,227	19,775
Diluted	20,459	20,362	20,417	19,971

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Utility plant:
Land	$16,838	10,418
Depreciable plant and equipment	1,353,772	1,254,586
Construction in progress	23,208	30,846
Intangible assets	19,333	18,341
Total utility plant	1,413,151	1,314,191
Less accumulated depreciation and amortization	450,137	415,453
Net utility plant	963,014	898,738

Real estate investments	73,794	78,477
Less accumulated depreciation and amortization	11,593	10,658
Net real estate investments	62,201	67,819
CURRENT ASSETS:
Cash and cash equivalents	2,399	2,299
Accounts receivable and accrued unbilled utility revenue	45,327	34,189
Current regulatory assets, net	16,853	—
Prepaid expenses and other	3,514	3,164
Total current assets	68,093	39,652
OTHER ASSETS:
Investment in California Water Service Group	6,378	8,885
Debt issuance costs and other, net of accumulated amortization	5,218	5,176
Regulatory assets, net	158,010	83,543
Other	6,390	6,173
	175,996	103,777
	$1,269,304	1,109,986

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,567	10,505
Additional paid-in capital	66,298	63,017
Retained earnings	280,773	244,266
Accumulated other comprehensive income	2,517	3,387
Total shareholders' equity	360,155	321,175
Long-term debt, less current portion	384,365	334,997
Total capitalization	744,520	656,172
CURRENT LIABILITIES:
Line of credit	13,200	22,400
Current portion of long-term debt	584	554
Accrued groundwater extraction charge, purchased water and purchased power	6,030	7,781
Accounts payable	7,001	12,587
Accrued interest	6,361	5,369
Other current liabilities	11,518	10,504
Total current liabilities	44,694	59,195

DEFERRED INCOME TAXES AND CREDITS	186,821	142,111
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	211,805	202,303
POSTRETIREMENT BENEFIT PLANS	74,187	43,496
OTHER NONCURRENT LIABILITIES	7,277	6,709
	$1,269,304	1,109,986

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